EXHIBIT 23.1

TOTAL S.A.

Registered office: 2, place Jean Millier – La Défense 6 – 92400 Courbevoie – France

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TOTAL S.A. 2011 and 2010 Stock Option Plans of:

-	our report dated March 7, 2012, with respect to the consolidated balance sheets of TOTAL S.A. and its subsidiaries as of December 31, 2011, 2010 and 2009, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2011, and

-	our report dated March 7, 2012, with respect to the effectiveness of TOTAL S.A. and its subsidiaries’ internal control over financial reporting as of December 31, 2011,

which reports appear in the Annual Report on Form 20-F of TOTAL S.A., as amended, for the year ended December 31, 2011, filed with the Securities and Exchange Commission, and to the reference to our firms under the heading “Selected Financial Data” in this Annual Report.

Paris La Défense, August 8, 2012

KPMG Audit	ERNST & YOUNG Audit
A division of KPMG S.A.

Represented by	Represented by

/s/ Jay Nirsimloo	/s/ Laurent Vitse
Jay Nirsimloo	Laurent Vitse
Partner	Partner